Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES STRONG 2018 1st QUARTER RESULTS AND INCREASES GUIDANCE

~ Reports a Comparable Store Sales Increase of 2.7% ~

~ 1st Quarter GAAP Operating Income of $3.5 Million Increasing $7.3 Million to Last Year ~

~ 1st Quarter Non-GAAP Operating Income of $4.3 Million, Exceeds High End of Guidance Range ~

~ Increases Spring Operating Income Guidance to $5 Million to $6 Million ~

~ Reports Cash of $78.0 Million or $1.19 Per Share ~

New York, New York — May 24, 2018 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 432 retail stores, today announced results for the first quarter ended May 5, 2018.

Gregory Scott, New York & Company’s CEO stated: “We were pleased to have a strong start to the year reporting first quarter operating income that significantly exceeded guidance driven by strength across all key financial metrics, including positive comparable store sales in both our store and eCommerce channels, expansion in gross margin and disciplined expense management. GAAP operating income rose $7.3 million from the first quarter last year, continuing the favorable momentum we have seen in our business for the past 5 quarters. We attribute our consistent performance to the successful execution of our strategy, focused on expanding our exclusive celebrity brand offerings that differentiates New York & Company from peers and resonates well with our demographic, increasing digital marketing, growing our loyalty base, leveraging our omni-channel capabilities, gaining efficiencies from Project Excellence, and adding new growth opportunities in support of our long-term growth. Our partnerships with Eva Mendes and Gabrielle Union continue to be a cornerstone of our future strategy, and their strong support of the partnership was integral to our strong results in the quarter. Our positive outlook is reflected in the decision to increase Spring season operating income guidance.

As we look ahead, we remain excited about our business prospects. Our strong balance sheet and positive cash flow positions us well to continue to execute our strategy and invest in growth initiatives. We expect to add a third celebrity brand this year to support our Soho jeans sub-brand and also to continue to integrate and expand our recently acquired brand, Fashion to Figure. We reintroduced Fashion to Figure in February, opening 8 locations and launching the brand on our eCommerce platform. We continue to look forward to the success of these initiatives and we are optimistic that they will lead to sustainable growth in sales and profits while also increasing long-term value for our shareholders.”

First Quarter Fiscal Year 2018 Results (13-weeks ended May 5, 2018 compared to the 13-weeks ended April 29, 2017):

•                  Net sales were $218.8 million, as compared to $209.9 million in the prior year. The increase in net sales reflects the combined effect of the shift of the calendar due to the 53rd week in fiscal year 2017, increased sales from Fashion to Figure and growth in eCommerce sales, partially offset by a reduced store count.

•                  Comparable store sales increased 2.7%, as compared to the same period last year, driven by increases in both brick-and-mortar store sales and sales from the Company’s eCommerce business.

•                  Gross profit as a percentage of net sales increased 130 basis points to 32.0% versus the fiscal year 2017 first quarter gross profit percentage of 30.7%, reflecting the highest gross margin rate achieved in the first quarter since 2005. The increase during the quarter reflects a 260 basis point improvement in the leverage of buying and occupancy costs due to a $3.4 million reduction in expenses, partially offset by a 130 basis point decrease in merchandise margin, largely driven by increased shipping expense, severance expense and a slight increase in promotional activity. Cost of goods sold, buying and occupancy costs included $0.3 million and $0.5 million of non-operating charges during the first quarter of fiscal year 2018 and fiscal year 2017, respectively, related to certain severance expense.

•                  On a GAAP basis, selling, general and administrative expenses were well below our guidance at $66.5 million, or 30.4% of net sales, as compared to $68.3 million, or 32.5% of net sales in the prior year period. The current year period includes $0.5 million of non-operating charges primarily related to employee termination costs from our recent organizational changes. On a non-GAAP basis, selling, general and administrative expenses were $66.0 million, or 30.1% of net sales, as compared to non-GAAP selling, general and administrative expenses of $67.2 million, or 32.0% of net sales in the prior year.

•                  GAAP operating income improved significantly to income of $3.5 million, which included non-operating charges of $0.8 million. Excluding the $0.8 million of non-operating charges, adjusted non-GAAP operating income was well above the Company’s prior guidance at $4.3 million, and the prior year’s GAAP operating loss of $3.9 million and the non-GAAP operating loss of $2.3 million, which excluded $1.6 million of non-operating charges.

•                  GAAP net income for the first quarter of fiscal year 2018 improved by $7.3 million to $3.1 million, or earnings of $0.05 per diluted share, as compared to the prior year’s GAAP net loss of $4.2 million, or a loss of $0.07 per diluted share. On a non-GAAP basis, the Company’s first quarter 2018 adjusted net income was $3.9 million, or earnings of $0.06 per diluted share. This compares to prior year’s first quarter, non-GAAP adjusted net loss of $2.7 million, or a loss of $0.04 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 4 of this press release, which delineates the non-operating charges for the three months ended May 5, 2018 and April 29, 2017. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Other Financial and Operational Highlights:

•                  Total quarter-end inventory decreased 5.4%, reflecting planned reductions in unit inventories.

•                  Capital spending for the first quarter of 2018 was $0.3 million, as compared to $2.1 million in the prior year period.

•                  The Company opened 1 New York & Company store, 8 Fashion to Figure stores, converted 1 existing New York & Company store to an Outlet store, closed 8 New York & Company stores and 1 Outlet store during the first quarter, as well as remodeled/refreshed 2 existing locations ending the quarter with 432 stores, including 119 Outlet stores and 2.2 million selling square feet in operation.

•                  The Company prepaid the remaining outstanding balance on its Term Loan in the amount of $11.5 million, which was scheduled to mature in October 2019. The prepayment will save the Company approximately $0.5 million of interest expense for the remainder of fiscal year 2018 and save $1 million of interest expense over the remaining term. While there were no prepayment costs, the Company did writeoff $0.2 million of unamortized deferred financing costs, which are reflected as a loss on extinguishment of debt in the condensed consolidated statement of operations. The prepayment was funded with the Company’s existing cash balances.

•                  The Company ended the quarter with $78.0 million of cash on-hand, no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2018, the Company continues to focus on improving its operating results to drive increases in both annual operating income and EBITDA. As previously disclosed in March, the individual quarters within the Spring season are expected to be impacted by the combined effects of the calendar shift from the 53rd week in fiscal year 2017 and the new revenue recognition accounting standard, and as such, the Company will provide commentary on the overall Spring season, which combines the first and second quarters of fiscal year 2018.

For the Spring season, the Company has increased its expectations and now expects non-GAAP operating income to be in the range of $5 million to $6 million, excluding the impact of non-operating charges of $1.0 million primarily related to severance, resulting from the Company’s recently completed streamlining of its corporate office support functions, as compared to the prior year non-GAAP operating income of $1.2 million. Adjusted EBITDA for the Spring season, excluding the aforementioned charge for severance, is expected to be in the range of $17 million to $18 million, as compared to adjusted EBITDA of $12.3 million for the prior Spring season after excluding non-operating charges and benefits.

•                  Net sales for the full Spring season are expected to be up slightly, reflecting growth in eCommerce and the addition of Fashion to Figure, partially offset by a reduced store count.

•                  Comparable store sales, which are shifted to compare like calendar weeks, are expected to increase in the low single-digit percentage range for the full Spring Season.

•                  Gross margin for the full Spring Season is expected to increase by approximately 50 basis points, as compared to last year’s historic high, reflecting reductions in home office payroll costs driven by the ongoing benefits of Project Excellence and reductions in occupancy costs due to the Company’s real estate negotiations, partially offset by increased shipping costs associated with the growing omni-channel business, and increases in variable-based compensation accruals.

•                  Selling, general and administrative expenses for the Spring season are expected to decrease by approximately 50 basis points after excluding the impact of non-operating charges and benefits in both periods. This reflects the Company’s continued efforts to increase efficiency and reduce home office payroll costs through a recently completed rationalization of the Company’s corporate support functions in connection with Project Excellence, partially offset by an increase in selling expenses driven by increases in eCommerce variable costs and performance-based compensation accruals, which are anticipated this year based upon the Company’s improved operating results.

•                  Non-GAAP operating income for the Spring season is now expected to be in the range of $5 million to $6 million, as compared to non-GAAP operating income of $1.2 million in the prior year period.

Additional Outlook:

•                  Total inventory at the end of the second quarter is expected to be down by a low to mid-single-digit percentage as compared to the prior year second quarter, reflecting lower on-hand inventory, partially offset by higher in-transit inventory.

•                  Capital expenditures for the second quarter of fiscal year 2018 are projected to be approximately $3 million to $5 million, as compared to $2.6 million of capital expenditures in the second quarter of last year, reflecting continued investments in the Company’s information technology and omni-channel infrastructure, and real estate remodel/refresh activity. For the full year, capital expenditures are expected to be in the range of $10 million to $12 million.

•                  Depreciation expense for the second quarter of fiscal year 2018 is estimated to be approximately $5 million.

•                  During the second quarter of fiscal year 2018, the Company expects to open 1 Fashion to Figure store, open 1 new Outlet store, convert 1 existing New York & Company store to an Outlet store, remodel/refresh 4 existing stores, and close 5 New York & Company stores and 1 Outlet store.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store, including Fashion to Figure eCommerce sales, and private label credit card royalties and related revenue are included in comparable store sales. Fashion to Figure retail locations are not included in comparable store sales calculations until they complete 13 full fiscal months of operation. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Project Excellence

Project Excellence is the Company’s ongoing business re-engineering program which consists of a continuous analysis of business processes and organizational structure in an effort to improve sales productivity and operating efficiencies, as well as to reduce the Company’s overall cost structure. For further information related to Project Excellence, please refer to Note 14, “Quarterly Results” in the

Notes to Consolidated Financial Statements appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Conference Call Information

A conference call to discuss first quarter 2018 results is scheduled for today, Thursday, May 24, 2018 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 263-0877 and reference conference ID number 1730955 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on May 24, 2018 until 11:59 p.m. Eastern Time on May 31, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 1730955.

As a supplement to this press release, slides with information regarding the first quarter 2018 results and outlook for second quarter and Spring 2018 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, May 24, 2018.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 432 retail and outlet locations in 36 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 5, 2018	% of net sales	Three months ended April 29, 2017	% of net sales
Net sales	$218,829	100.0%	$209,857	100.0%

Cost of goods sold, buying and occupancy costs	148,868	68.0%	145,435	69.3%

Gross profit	69,961	32.0%	64,422	30.7%

Selling, general and administrative expenses	66,486	30.4%	68,274	32.5%

Operating income (loss)	3,475	1.6%	(3,852)	(1.8)%

Interest expense, net of interest income	22	—%	279	0.1%

Loss on extinguishment of debt	239	0.1%	—	—%

Income (loss) before income taxes	3,214	1.5%	(4,131)	(1.9)%

Provision for income taxes	128	0.1%	116	0.1%

Net income (loss)	$3,086	1.4%	$(4,247)	(2.0)%

Basic earnings (loss) per share	$0.05		$(0.07)

Diluted earnings (loss) per share	$0.05		$(0.07)

Weighted average shares outstanding:
Basic shares of common stock	63,527		63,181
Diluted shares of common stock	65,404		63,181

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	2.7%	(0.7)%
Net sales per average selling square foot (a)	$101	$89
Net sales per average store (b)	$504	$452
Average selling square footage per store (c)	4,985	5,033
Ending store count	432	463

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 5, 2018	February 3, 2018*	April 29, 2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,019	$90,908	$75,292
Accounts receivable	14,850	12,528	16,873
Income taxes receivable	115	115	115
Inventories, net	90,984	84,498	96,194
Prepaid expenses	16,557	16,447	17,777
Other current assets	1,944	1,924	1,516
Total current assets	202,469	206,420	207,767

Property and equipment, net	72,701	77,906	83,146
Intangible assets	17,047	17,125	14,879
Other assets	1,469	1,505	1,563
Total assets	$293,686	$302,956	$307,355
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$—	$841	$841
Accounts payable	73,937	70,089	83,496
Accrued expenses	73,535	70,677	66,070
Income taxes payable	71	28	66
Total current liabilities	147,543	141,635	150,473

Long-term debt, net of current portion	—	10,644	11,275
Deferred rent	26,353	27,217	29,554
Other liabilities	35,142	36,599	40,977
Total liabilities	209,038	216,095	232,279

Total stockholders’ equity	84,648	86,861	75,076
Total liabilities and stockholders’ equity	$293,686	$302,956	$307,355

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Three months ended May 5, 2018	Three months ended April 29, 2017

Operating activities
Net income (loss)	$3,086	$(4,247)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,479	5,732
Loss from impairment charges	—	288
Amortization of intangible assets	78	—
Amortization of deferred financing costs	34	48
Write-off of unamortized deferred financing costs	239	—
Share-based compensation expense	642	501
Changes in operating assets and liabilities:
Accounts receivable	(2,506)	(5,036)
Income taxes receivable	—	29
Inventories, net	(6,486)	(18,150)
Prepaid expenses	(110)	969
Accounts payable	3,848	15,428
Accrued expenses	(3,022)	(3,239)
Income taxes payable	43	(108)
Deferred rent	(864)	(485)
Other assets and liabilities	(935)	(1,613)
Net cash used in operating activities	(474)	(9,883)

Investing activities
Capital expenditures	(274)	(2,096)
Insurance recoveries	184	—
Net cash used in investing activities	(90)	(2,096)

Financing activities
Repayment of long-term debt	(11,750)	(250)
Repurchase of treasury stock	—	(416)
Shares withheld for payment of employee payroll taxes	(93)	(23)
Principal payments on capital lease obligations	(482)	(409)
Net cash used in financing activities	(12,325)	(1,098)

Net decrease in cash and cash equivalents	(12,889)	(13,077)
Cash and cash equivalents at beginning of period	90,908	88,369
Cash and cash equivalents at end of period	$78,019	$75,292

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three months ended May 5, 2018 and the three months ended April 29, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended May 5, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$148,868	$69,961	$66,486	$3,475	$3,086	$0.05
Adjustments affecting comparability
Certain severance expense	319	319	352	671	671
Consulting expense	—	—	27	27	27
Legal settlement fees	—	—	140	140	140
Total adjustments (1)	319	319	519	838	838	0.01
Non-GAAP as adjusted	$148,549	$70,280	$65,967	$4,313	$3,924	$0.06

	Three months ended April 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$145,435	$64,422	$68,274	$(3,852)	$(4,247)	$(0.07)
Adjustments affecting comparability
Certain severance expenses	548	548	—	548	548
Consulting expense	—	—	562	562	562
Legal settlement fees (trademark infringement case)	—	—	470	470	470
Total adjustments (1)	548	548	1,032	1,580	1,580	0.03
Non-GAAP as adjusted	$144,887	$64,970	$67,242	$(2,272)	$(2,667)	$(0.04)

(1)  The tax effect of $0.8 million and $1.6 million of non-operating adjustments during the three months ended May 5, 2018 and April 29, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.